Exhibit 99.1

iPASS SENDS OPEN LETTER TO SHAREHOLDERS

CEO Outlines Key Objectives for Company

REDWOOD SHORES, Calif. — March 3, 2009 — iPass Inc. (NASDAQ: IPAS), a global provider of services that unify the management of enterprise mobility, today mailed a letter to its shareholders that discusses the company’s business environment, its growth strategies and initiatives.

“As promised in my first earnings call, and in a spirit of transparency and open dialogue, I have delivered an open letter to our investors,” said Evan Kaplan, President and Chief Executive Officer of iPass. “This communication discusses the strategic process we recently completed, my view of the business as it stands today, and the key objectives we will execute against to increase our value to both customers and shareholders.  We begin this next phase of our business evolution with a strong brand, an enviable base of enterprise customers and a history of industry leadership.”

This letter can be viewed online at www.ipass.com/ceoletter0309.

About iPass Inc.

iPass helps enterprises unify the management of remote and mobile connectivity and devices. With iPass software and services, customers can create easy-to-use broadband solutions for their mobile workers, home offices and branch and retail locations, complete with device management, security validation and unified billing. iPass offerings are powered by its leading global virtual network, on-demand management platform, and award-winning client software. The iPass global virtual network unifies hundreds of wireless, broadband and dial-up providers in over 160 countries.  Hundreds of Global 2000 companies rely on iPass services, including General Motors, Nokia, and Reuters. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia. For more information, visit www.ipass.com.

NOTE:  iPass(R) is a registered trademark of iPass Inc.

CONTACT:
Investor Relations
ir@iPass.com
650-232-4113

To iPass Investors:

On our recent earnings call, I indicated that I would deliver an open letter to shareholders highlighting what I have learned in my first 100 days on the job and outlining our go-forward strategy for growing our business and increasing shareholder value.

Let me start by saying that I have looked closely at our business. I have spoken at length with key company stakeholders, including customers, partners, employees and investors. And I have analyzed a tremendous amount of data. I have also collaborated with a very smart team of people from inside and outside the company to develop a set of convictions about the value and future of this business, which I will share in this letter. My desire is to give you our view of the business as it stands today and the challenging, but achievable, work that needs to be done to increase our value to both customers and shareholders. I intend this letter to be the beginning of a dialogue with you, our shareholders.

First, let me discuss the strategic process that was completed prior to my arrival. Over the course of 2008 the Board, in conjunction with a top-tier investment bank, explored a variety of alternatives for optimizing shareholder value, and conducted discussions with a number of potential strategic partners. At the end of that process, the Board concluded that there were no partners who could provide sufficient value, and shareholders were best served by improving the business as a standalone entity. Since my arrival, we have considered multiple strategic options for increasing shareholder value, including the near-term maximization of cash flow and earnings. Upon weighing these options, even in the wake of the recent economic upheaval, we determined that a strategy of prudent investment in the business in an effort to return the company to profitable growth would yield the best result for investors.

We are heartened by the belief that we have a solid opportunity to ride the tremendous wave of mobile Internet adoption. Supported by a strong brand reputation across an enviable enterprise customer base, we intend to deliver significantly improved operating results by executing on three key objectives in 2009 and beyond:
•	Increase penetration and usage within our blue-chip account base;
•	Accelerate the growth of our 3G mobile broadband offering;
•	And substantially increase our software value-add with a major overhaul of our cloud-based service delivery platform.

The first two objectives are critical to shore up our position with customers and deliver near-term revenue, but the third objective—the delivery of our new platform—would fundamentally change our business by allowing us to better monetize our strategic position as the enterprise onramp to the Internet.

With the restructuring we announced on February 23rd, our team is now focused and aligned to deliver on our 2009 goals while we efficiently manage through the economic downturn. We are working hard to come out of this year stronger, better and poised to lead a new round of profitable growth.

Where We’ve Come From
Over the past several years, we have managed through a difficult transition as our customers moved from dial to broadband. Our first service offering, global dial remote access, delivered exceptional value to enterprise customers and strong results to our financial investors. Because we were aggregating highly commoditized dial Internet access, our gross margins became extremely attractive as the market matured. However, most of our enterprise users were home workers. As they replaced dial with home broadband, they stopped using our services—a trend that began to impact our results in Q2 2004.

By 2004, we were already driving toward Wi-Fi hotspots. We had aggregated the world’s largest global network, which helped us to attract and acquire new customers. However, many IT buyers would not embrace or fund Wi-Fi hotspots. And because the hotspot operators had virtual monopolies, the gross margins available to iPass remained low. So, Wi-Fi growth only partially offset the erosion of dial revenues and led to a decline in company margins.

The company then turned to acquisitions to add value and diversification. With two small acquisitions in security and device management software in 2004, we began to expand our solution from simplifying global remote access to offering a more complete mobility management solution. With the larger acquisition of GoRemote in 2006, we attempted to extend our value more fully into the home office and remote office through aggregated fixed broadband service. Despite our intentions, we were unable to grow these businesses sufficiently to overcome the revenue and margin impact of dial’s decline.

As in Wi-Fi, we were an early mover in enterprise 3G. In 2006, we began adding mobile broadband networks to our aggregated footprint. Today, our 3G offering comprises nine networks in seven major geographies, and our efforts have begun to pay off. Revenue per user is much higher for 3G than for either Wi-Fi or dial. And in only 2 years, we have achieved 3G margins in the U.S. that exceed our global Wi-Fi hotspot margins. We are convinced that 3G can be an attractive growth business for iPass, but we must move quickly and aggressively to provide unique enterprise value and consolidate our position.

Over the past four years, the revenue composition of our business has fundamentally changed. Broadband, software and service fees have grown from 10 percent of our revenue in 2004 to 84 percent in Q4 2008. We have continued to acquire new customers over this period while retaining nearly all of our previous customers. This has enabled us to maintain our revenue in spite of the precipitous decline in dial.

Three Business Objectives
Our business has a solid foundation. We have a strong balance sheet with zero debt. We have a core group of talented people. And we have an extremely attractive and loyal customer base, a solid brand and a high-growth market to penetrate. Most importantly, we own a strategic piece of real estate—the mobile worker’s onramp to the Internet. We must immediately do more to monetize that position, and invest to ensure that we continue to own it.

Despite these strategic assets, we believe that our value proposition will erode unless we act decisively to focus our efforts around three key objectives:
•	Help our existing customers become more actively engaged with our service;
•	Quickly develop a strong value-added proposition around 3G mobile broadband;
•	And develop services that take into account the fundamental shift in the role of our IT customers.

Increase Penetration in the Base
First, we must quickly drive increased utilization of our service in the installed base. Our research indicates that only 30 to 40 percent of mobile workers within our customer base use our service, and a high percentage of these utilize iPass once but then don’t return. IT managers roll out iPass to all laptops within their purview, but they do not actively promote the service to users, and the users often end up buying venue-specific paid services.

We are launching several initiatives to address this situation. We are making substantial improvements to our existing client and we are also enhancing our service with value-adds around free Wi-Fi. We believe this will increase the availability and utility of the service to the end user and encourage the IT manager to actively market our service to a broader audience. In addition, we are reinvigorating our in-account marketing program, delivering customized Web-based end-user training and focusing a large part of our discretionary marketing expenditures on customer-specific growth initiatives.

Lead Our Customers to 3G
Second, we need to immediately improve our position in 3G. Though 3G is still early in the adoption cycle, our customers expect it to become a key access method. Today, we believe we have only a single-digit share of the 3G cards installed in our base. We have a near-term opportunity to substantially grow our presence. Strategically, we believe that we must increase 3G penetration to maintain our position as the mobility provider of choice. Higher volumes will also help us to continue to grow our 3G margins.

In the last 30 days, we have launched new service packages into the market that are tailored to address the needs of specific user segments. Additionally, we will add 3G network coverage in select strategic markets and work to support embedded 3G in laptops. We will also continue to improve the capabilities of our 3G service offering and our management portal.

It’s important to note that the growth of 3G does not make Wi-Fi irrelevant. Wi-Fi will continue to matter because of its price-performance advantages and growing ubiquity. We believe our Wi-Fi service will remain a key differentiator and a competitive advantage in the market. However, we expect commercial Wi-Fi to recede to premium venues such as airports, high-end hotels, airplanes and trains. We must turn to other services for future revenue growth.

Deliver a New Platform
Third, our service delivery platform, originally designed for our dial business, is in need of a significant refresh so that it may address the evolving needs of our customers and channel partners, and enable us to deliver critical new services.

In addition, we see IT’s role evolving from that of a command and control service provider to one of a business-oriented service broker. This is in step with the increasing consumerization of our market. The IT manager’s constituency, the mobile knowledge workforce, is evolving rapidly and radically. These workers now come to the job with personal devices and wireless plans, and demand that their employers support them. The tools to help the IT manager succeed in this environment don’t yet exist. Our platform has the opportunity to fulfill that role.

We have already begun working to create a new service delivery platform to meet these emerging needs. It will comprise client software that delivers persistent, hassle-free connectivity as well as flexible back-end systems that live in the cloud. It will enable iPass and our partners and customers to easily define and build their own highly customized service offerings. We expect this “Salesforce.com-like” platform to allow us to plug in value-added services, expand our channel presence with “white label” relationships and extend our served market to the small and medium enterprise (SME) segment where we have a limited presence today.

Again, we feel a strong sense of urgency driven by a limited window of opportunity. We intend to execute against these three objectives and de-prioritize all else. We believe this is necessary to leverage the full value of our current position. Executing on these objectives should deliver significant improvements in customer value, strategic advantage and, most importantly, operating results.

Creating Strategic Value
We have already taken the first crucial steps in the execution of our plan. With our recent restructuring, we are now intently focused on enterprise access and mobility, having curtailed our investments in other areas. We have reduced engineering headcount related to our non-core businesses while adding engineers to our California-based enterprise mobility team. We believe these changes will allow us to deliver software that will significantly increase our strategic value and simultaneously reduce our operating expenses by approximately $7 million per year.

We believe that delivering on this plan will not only improve revenues and customer relevance, but will make us the enterprise partner of choice for our telecom suppliers, significantly increasing our strategic value to them as well as to other key market players.

The opportunity in front of us is very compelling. We are positioned to execute on it. Through hard work and solid execution of our plan, we believe we can deliver the kinds of returns that our shareholders expect.

I am working closely with our Board of Directors, now led by an independent chairman, to realize success. At our next earnings call, I will provide you with a clear set of metrics to help you monitor our progress. I look forward to a continued dialogue with you as we grow our business and take advantage of this unique market opportunity.

Sincerely,

Evan Kaplan
President and Chief Executive Officer
iPass Inc.

This letter to shareholders contains forward-looking statements regarding future events and future results that are based on our current expectations, estimates, forecasts, and projections about the industries in which we operate and our current beliefs and assumptions. Sentences containing the words “believe,” “would,” “expect,” “can,” “intend,” “plan,” and “should” and variations on these words are forward-looking statements. In addition, any other statements which contain characterizations of future events or circumstances are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the risk that customers will not perceive the benefits of our new initiatives to be as great as we believe they will be; the risk that the current economic downturn and the associated customer layoffs and travel reductions will have a greater negative impact on iPass and the adoption of our new services than we predict; the rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' current or planned services; increased competition, which may cause pricing pressure on the fees iPass charges; and the other risks relating to our business included in our Quarterly Report on Form 10-Q under the caption " Factors Affecting Operating Results" in Part I, Item 2 of that report, filed with the Securities and Exchange Commission (the "SEC") on November 10, 2008 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this letter to shareholders if any forward-looking statement later turns out to be inaccurate.